Exhibit (d)(1)

INSURED -	JOHN DOE
POLICY NUMBER -	00 000 000
POLICY DATE -	OCTOBER 18, 2013

New York Life Insurance and Annuity Corporation

A Stock Company Incorporated in Delaware (“The Corporation”)

51 Madison Avenue, New York, NY 10010

Toll-free number: 1-800-598-2019 www.newyorklife.com

The Corporation will pay the benefits of this policy in accordance with its provisions.

Right To Examine Policy. Please examine your policy. Within 20 days after delivery, you can return the policy to the Corporation or to the Registered Representative through whom it was purchased, with a written request for a cancellation. Upon such a request, the policy will be void from the start, and a full refund will be made. As of the date that the policy is returned, the amount we refund will equal the greater of: (a) the policy’s Cash Value, minus loans, or (b) the premiums paid, minus loans and partial surrenders.

VARIABLE LIFE INSURANCE BENEFIT. The Life Insurance Benefit of this policy may increase or decrease, depending on the investment experience of the Separate Account and the Life Insurance Benefit Option selected. Further information regarding this benefit is given in the Life Insurance Benefits section on Page 3 of the policy.

CASH VALUE. To the extent the policy’s Cash Value is allocated to the Investment Divisions of the Separate Account, the Cash Value of this policy will increase or decrease from day to day, reflecting the investment experience of the Separate Account. The method of determining the Cash Value is described in the Cash Value and Interest Crediting section. There is no guaranteed minimum Cash Value.

Effective Date. The Effective Date is the date the policy is delivered and the first premium is paid. Coverage does not begin until the Effective Date unless temporary coverage is obtained under a separate Temporary Coverage Agreement.

THIS POLICY IS A LEGAL CONTRACT BETWEEN THE POLICYOWNER AND THE CORPORATION. PLEASE READ THIS POLICY CAREFULLY FOR FULL DETAILS.

President

Secretary

FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY

•	Variable Adjustable Life Insurance Benefits

Proceeds Payable at Insured’s Death.

•	Flexible Premium Payments

No Premiums Payable on or after the Insured’s Age 100.

•	AMOUNT OF VARIABLE LIFE INSURANCE OR CASH VALUE PROCEEDS MAY

INCREASE OR DECREASE, REFLECTING INVESTMENT EXPERIENCE OF SEPARATE ACCOUNT.

•	Policy is Non-Participating (Not Eligible for Dividends).

313-30

CONTENTS

DATA PAGES		PAGE

	POLICY INFORMATION	2

	PREMIUM INFORMATION	2a

	POLICY CHARGES	2b

	INTEREST AND LOANS	2c

	ADDITIONAL POLICY INFORMATION	2d

TABLES	SURRENDER CHARGES	2b

	IRC SECTION 7702 TEST	2.2

	GUARANTEED COST OF INSURANCE RATES	2A

SECTION	PROVISIONS	PAGE

ONE	LIFE INSURANCE BENEFITS	3

TWO	OWNER AND BENEFICIARY	4

THREE	POLICY CHANGES	5

FOUR	PREMIUMS	6

FIVE	SEPARATE ACCOUNT	9

SIX	FIXED ACCOUNT	11

SEVEN	CASH VALUE AND INTEREST CREDITING	12

EIGHT	MONTHLY DEDUCTION CHARGE	12

NINE	SURRENDERS	14

TEN	LOANS	16

ELEVEN	GENERAL PROVISIONS	18

	APPLICATION - Attached to the Policy

	RIDERS OR ENDORSEMENTS
	(IF ANY) - Attached to the Policy

Note:	In this policy, the words “we”, “our” or “us” refer to New York Life Insurance and Annuity Corporation. The words “you” or “your” refer to the Owner(s) of this policy.

When you write to us, please include the policy number, the Insured’s full name, your current address and any e-mail address.

1330-1

POLICY INFORMATION

Insured - [JOHN DOE]	Age - [35 MALE]

Policy Number - [00 000 000]	Class of Risk – [NON-SMOKER]

Policy Date - [OCTOBER 18, 2013]	Issue Date - [OCTOBER 18, 2013]

Plan - NEW YORK LIFE VARIABLE UNIVERSAL LIFE ACCUMULATOR PLUS

Initial Face Amount - [$100,000.00]	Life Insurance Benefit Option - [1]

Owner - [INSURED]

Beneficiary (subject to change) -

[AS DESIGNATED ON THE APPLICATION, OR AS SUBSEQUENTLY CHANGED IN ACCORDANCE WITH THE CHANGE OF BENEFICIARY PROVISIONS.]

Additional Benefits

POLICY DATA PAGE 2

1330-2

Policy Number - [00 000 000]	Insured - [JOHN DOE]

PREMIUM INFORMATION

Planned Premium - [$ 1,075.80]	Payable at [ANNUAL] Intervals
Beginning as of - [10/18/2013]

Target Premium* - [$ 1,038.00]

[Required 10-Year No Lapse Guarantee Minimum Monthly Premium ** - [$69.20]]

Premium Payments

Premium payments cannot be made on or after the Policy Anniversary on which the Insured is age 100, which is

[OCTOBER 18, 2078].

Coverage will expire when the Cash Value, minus any Surrender Charges, unpaid loan and accrued loan interest, is insufficient to cover Monthly Deduction Charges, unless the 10-Year No Lapse Guarantee is in effect. In addition, because policy values are based on the investment performance of the Separate Account, payment of the Planned Premium amount shown above alone may not guarantee that the policy will remain in effect to the date shown above.

*Target Premium

The Target Premium is used to determine the amount of Sales Expense Charge deducted from your policy premium payments during each policy year. The Target Premium will change if the policy’s Face Amount is increased or decreased.

**10-Year No Lapse Guarantee

During the first 10 policy years, we guarantee this policy will not lapse as long as the NLG Premium Test is satisfied. This guarantee will end on the tenth Policy Anniversary.

Please refer to Section 4.8 regarding the 10-Year No Lapse Guarantee for further details.

POLICY DATA PAGE 2a

1330-2a

Policy Number - [00 000 000]	Insured - [JOHN DOE]

POLICY CHARGES

Monthly Deduction Charges

The Monthly Deduction Charges that are deducted from the Cash Value consist of:

•	A Monthly Cost of Insurance Charge. The rate used to calculate this charge shall not exceed the guaranteed maximums shown on the Guaranteed Cost of Insurance Rates Policy Data Page 2A.

•	A Monthly Contract Charge that can change, but will not exceed $15 per month.

•	A Monthly Mortality and Expense Risk Charge that can change but will not exceed, on an annual basis, 0.75% of the Separate Account value.

•

A Monthly Per Thousand of Face Amount Charge (for the first 20 policy years only), based on issue age, gender and class of risk, that can change but will not exceed [$0.12975] per thousand of the policy’s Face Amount.

•	The Monthly Cost for any rider(s), as shown on the data pages for such rider(s).

Monthly Deduction Day - [EIGHTEENTH] day of each calendar month

Premium Expense Charges

The Premium Expense Charges consist of:

•

Sales Expense Charge – In any policy year, any cumulative premiums paid that are less than or equal to the Target Premium are subject to a Sales Expense Charge not to exceed 4.75% of the premium. In any policy year, any cumulative premiums paid that are in excess of the Target Premium are subject to a Sales Expense Charge not to exceed 1.75% of the premium.

•	State Tax – State Tax Charge of 2% of each premium payment. This amount is subtracted from each premium payment. We reserve the right to change this percentage to conform to changes in the law.

•	Federal Tax – Federal Tax Charge of 1.25% of each premium payment. This amount is subtracted from each premium payment. We reserve the right to change this percentage to conform to changes in the law.

These charges are deducted from each Planned and Unplanned Premium upon receipt of payment.

Other Charges Against the Policy

•

We reserve the right to apply a charge for each transfer of funds after the first twelve in a policy year between Investment Divisions and/or the Fixed Account. This charge may change, but will not exceed $30 for each transfer.

•	We reserve the right to charge for Separate Account Federal Income Tax liabilities if the law should change to require taxation of Separate Accounts.

•	We reserve the right to charge a processing fee of $25.00 for a partial surrender. The minimum amount that can be withdrawn is $100.00.

•

This policy is subject to a charge (referred to as “Surrender Charge”) when the policy is surrendered, partially surrendered or the Face Amount is decreased. The Surrender Charge can change but will never exceed the Surrender Charges shown in the following table. This table corresponds to the Initial Face Amount for the number of years shown. A new table will be provided if the policy’s Face Amount is increased or decreased.

The Surrender Charge is calculated as the lesser of:

(a) 50% of total premiums paid under the policy, and

(b) A percentage (which changes by duration) of the Surrender Charge Premium, as shown below.

Surrender Charge Premium is an amount used to calculate the Maximum Surrender Charge. The Surrender Charge Premium may change if the policy’s Face Amount is increased or decreased.

SURRENDER CHARGE PREMIUM: $2,205.00

POLICY DATA PAGE 2b

1330-2b

Policy Number - [00 000 000]	Insured - [JOHN DOE]

POLICY CHARGES (Continued)

TABLE OF MAXIMUM SURRENDER CHARGES

FOR THE BASE POLICY

Policy Year	Percentage Applied	Maximum Surrender Charge
1	94%	$2,072.70
2	89%	$1,962.45
3	84%	$1,852.20
4	80%	$1,764.00
5	75%	$1,653.75
6	62%	$1,367.10
7	49%	$1,080.45
8	36%	$793.80
9	23%	$507.15
10	10%	$220.50
11+	0%	$0.00

POLICY DATA PAGE 2b (cont)

1330-2b

Policy Number - [00 000 000]	Insured - [JOHN DOE]

INTEREST AND LOANS

Interest Credited

Interest is credited to the Fixed Account portion of the Cash Value, as described in Section Seven.

The Guaranteed Minimum Interest Crediting Rate is 2%.

Interest Credited on any Unpaid Loan

•

In policy years 1-10, the portion of the Cash Value in the Fixed Account that equals the amount of the unpaid loan will be credited interest at a crediting rate that is never less than 2% below the effective annual loan interest rate.

•

Beginning in policy year 11, the portion of the Cash Value in the Fixed Account, that equals the amount of the unpaid loan will be credited interest at a crediting rate that is never less than .25% below the effective annual loan interest rate.

•	This interest crediting rate can be changed periodically, but in no event will it be less than the Guaranteed Minimum Interest Crediting Rate shown above.

Loan Interest Rate

Guaranteed Maximum Annual Loan Interest Rate - 6%

POLICY DATA PAGE 2c

1330-2c

Policy Number - [00 000 000]	Insured - [JOHN DOE]

ADDITIONAL POLICY INFORMATION

SECTION THREE

The minimum policy Face Amount, as referred to in the provisions of Section Three, is $50,000.

Section 3.2 – Every Face Amount Increase is subject to a $5,000 minimum and a maximum not to exceed our policy retention limits. You can make one Face Amount Increase each policy year.

Section 3.3 – You can make one Face Amount Decrease each policy year.

Section 3.4 – You can change the Life Insurance Benefit Option of this policy once per policy year if the Insured’s age is under age 100.

SECTION FOUR

Section 4.3 – You can make an Unplanned Premium Payment of no less than $50 up to 12 times in a policy year.

Section 4.10 – The factor/percentage referred to in the 2nd paragraph is 238%.

SECTION SEVEN

The mortality table referred to in Section 7.3 is the 2001 Commissioner’s Standard Ordinary Mortality Table, Age Nearest Birthday, Ultimate, Male, Non-Smoker version.

SECTION EIGHT

The Life Insurance Benefit Discount Factor for this policy, as referred to in Section 8.2(1), is 1.0032737.

SECTION ELEVEN

The maximum illustration fee referred to in Section 11.15 is $50.

POLICY DATA PAGE 2d

1330-2d

POLICY NUMBER - [00 000 000]	INSURED - [JOHN DOE]

TABLE OF PERCENTAGES FOR LIFE INSURANCE BENEFIT

FOR COMPLIANCE WITH IRC SECTION 7702

GUIDELINE PREMIUM TEST

INSURED’S AGE ON POLICY ANNIVERSARY	PERCENT OF CASH VALUE	INSURED’S AGE ON POLICY ANNIVERSARY	PERCENT OF CASH VALUE
0-40	250%	68	117%
41	243%	69	116%
42	236%	70	115%
43	229%	71	113%
44	222%	72	111%
45	215%	73	109%
46	209%	74	107%
47	203%	75	105%
48	197%	76	105%
49	191%	77	105%
50	185%	78	105%
51	178%	79	105%
52	171%	80	105%
53	164%	81	105%
54	157%	82	105%
55	150%	83	105%
56	146%	84	105%
57	142%	85	105%
58	138%	86	105%
59	134%	87	105%
60	130%	88	105%
61	128%	89	105%
62	126%	90	105%
63	124%	91	104%
64	122%	92	103%
65	120%	93	102%
66	119%	94	101%
67	118%	95 & over	100%

POLICY DATA PAGE 2.2

1330-2.2-GPT

POLICY NUMBER - [00 000 000]	INSURED - [JOHN DOE]

TABLE OF PERCENTAGES FOR LIFE INSURANCE BENEFIT

FOR COMPLIANCE WITH IRC SECTION 7702

CASH VALUE ACCUMULATION TEST (CVAT)

POLICY YEAR	PERCENT OF CASH VALUE	POLICY YEAR	PERCENT OF CASH VALUE
1	490%	45	135%
2	473%	46	133%
3	456%	47	130%
4	441%	48	128%
5	426%	49	126%
6	411%	50	124%
7	397%	51	123%
8	384%	52	121%
9	371%	53	119%
10	358%	54	118%
11	346%	55	117%
12	335%	56	116%
13	324%	57	115%
14	313%	58	113%
15	303%	59	112%
16	293%	60	111%
17	284%	61	110%
18	275%	62	109%
19	266%	63	108%
20	257%	64	106%
21	249%	65	104%
22	242%
23	234%
24	227%
25	221%
26	214%
27	208%
28	202%
29	197%
30	191%
31	186%
32	181%
33	177%
34	172%
35	168%
36	164%
37	160%
38	156%
39	153%
40	150%
41	146%
42	143%
43	140%
44	138%

POLICY DATA PAGE 2.2

1330-2.2-CVAT

POLICY NUMBER- [00 000 000]	INSURED - [JOHN DOE]

TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES

FOR BASE POLICY

(PER $1,000 OF NET AMOUNT AT RISK)

[MALE, AGE 35]

CLASS OF RISK: [NON-SMOKER]

POLICY YEAR		POLICY YEAR		POLICY YEAR
01	.09089	31	1.30009	61	26.24420
02	.09589	32	1.43072	62	28.20561
03	.10007	33	1.56327	63	30.35199
04	.10758	34	1.70627	64	32.70866
05	.11425	35	1.85467	65	35.30337
06	.12176	36	2.03500
07	.13178	37	2.23720
08	.14430	38	2.50360
09	.15850	39	2.78562
10	.17520	40	3.08342
11	.19441	41	3.41024
12	.21279	42	3.76820
13	.23285	43	4.18587
14	.24455	44	4.67661
15	.25793	45	5.24717
16	.27717	46	5.87410
17	.29975	47	6.59415
18	.33071	48	7.35120
19	.36419	49	8.17591
20	.40691	50	9.09944
21	.45970	51	10.14422
22	.51338	52	11.31891
23	.57128	53	12.62238
24	.62083	54	14.04388
25	.67798	55	15.57220
26	.74695	56	17.19964
27	.83114	57	18.76184
28	.93398	58	20.42406
29	1.04963	59	22.21645
30	1.17137	60	24.15514

These maximums will be increased by any flat extra charges that apply. In no event will these maximums exceed $83.33 per $1,000 (including any flat extra charge).

POLICY DATA PAGE 2A

1330-2A

SECTION ONE - LIFE INSURANCE BENEFITS

1.1	Life Insurance Proceeds

The amount of life insurance proceeds payable under this policy consists of:

(a)	The Life Insurance Benefit of this policy, plus

(b)	The death benefit payable for any riders in effect on the Insured, minus

(c)	Any unpaid loan, accrued loan interest, and any unpaid or deferred Monthly Deduction Charges.

The Life Insurance Benefit of this policy is based on the Life Insurance Benefit Option, the policy’s Initial Face Amount shown on the Policy Information Policy Data Page 2, and any changes to the Face Amount made in accordance with the provisions of this policy. All elements of the life insurance proceeds will be calculated as of the date of the Insured’s death.

1.2	Life Insurance Benefit Options

Prior to the Policy Anniversary on which the Insured is age 100, the Life Insurance Benefit payable under this policy will be determined in accordance with one of the following options.

Option 1 –

This option provides a Life Insurance Benefit equal to the greater of:

a.	The Face Amount of the policy; or

b.	A percentage of the Cash Value, as defined in Section 7, equal to the minimum necessary for this policy to qualify as life insurance under Section 7702 of the Internal Revenue Code, as amended.

Option 2 –

This option provides a Life Insurance Benefit equal to the greater of:

a.	The Face Amount of the policy plus the Cash Value; or

b.	A percentage of the Cash Value equal to the minimum necessary for this policy to qualify as life insurance under Section 7702 of the Internal Revenue Code, as amended.

Option 3 –

This option provides a Life Insurance Benefit equal to the greater of:

a.	The Face Amount of the policy plus the Adjusted Total Premium (as described in Section 4.5); or

b.	A percentage of the Cash Value equal to the minimum necessary for this policy to qualify as life insurance under Section 7702 of the Internal Revenue Code, as amended.

See Policy Data Page 2.2 for a table of the percentages referenced above.

1.3	Life Insurance Benefit At Age 100 Policy Anniversary

Beginning on the Policy Anniversary on which the Insured is age 100, the Life Insurance Benefit will equal the Cash Value, and the Life Insurance Benefit Options referenced above will no longer apply.

For additional information about the Age 100 Policy Anniversary, see Section 11.

This policy may not qualify as life insurance after the Insured’s attained age 100 under federal tax law and the policy may be subject to adverse tax consequences. You should consult your Tax Advisor before choosing to continue the policy after age 100.

1330-3

SECTION ONE - LIFE INSURANCE BENEFITS

1.4	Payment of Life Insurance Proceeds

We will pay the life insurance proceeds to the beneficiary promptly when we have due proof that the Insured died on or after the Effective Date of this policy, subject to all of this policy’s provisions. A claim for the life insurance proceeds must be made in writing to our Service Office for variable products or any other location that we indicate to you in writing. (This is referred to as “Service Office” in this policy.)

The proceeds of this policy will be paid in one sum, subject to any payment we made before notification of death. Any life insurance proceeds paid will bear interest computed daily from the date of the Insured’s death to the date of payment. We set the interest rate at least annually. This rate will not be less than the rate required by law.

SECTION TWO - OWNER AND BENEFICIARY

2.1	Owner

The owner of this policy is shown on the Policy Information Policy Data Page 2.

2.2	Successor Owner

A successor owner can be named in the application, or in a form we provide. The form and any other requirements must be completed and signed by you. If you die before the successor owner, the successor owner will become the new owner. If no successor owner survives you and you die before the Insured, your estate becomes the new owner.

2.3	Change Of Ownership

You can change the owner of this policy in a form we provide. The form and any other requirements must be completed and signed by you. This change will take effect as of the date you signed the form, subject to any payment we made or action we took before recording the change. For example, if we make any payment before we record the change, we will not have to make the payment again. When this change takes effect, all rights of ownership will pass to the new owner. Changing the owner or successor owner cancels any prior choice of owner or successor owner, but does not change the beneficiary.

2.4	Beneficiary

The beneficiary for any life insurance proceeds is the person or entity named in the application or in a notice you sign that gives us the information we require, including but not limited to, any beneficiary’s name, address and Social Security number. If more than one beneficiary is named, they can be classed as first, second, and so on. If two or more are named in a class, each beneficiary’s share in the proceeds is equal, unless you state otherwise. The stated shares will be paid to any first beneficiaries who survive the Insured. If no first beneficiaries survive, payment will be made to any beneficiary surviving in the second class, and so on.

If no beneficiary for either all or part of the proceeds survives the Insured, the right to those proceeds will pass to you. If you are deceased, this right will pass to your estate.

2.5	Change Of Beneficiary

While the Insured is living, you can change a beneficiary by notifying us in writing. The notice must be signed by you, clearly state the beneficiary designation, and give us the information we require, including but not limited to, the policy number, the Insured’s name, and the beneficiary’s name, address, and Social Security number. This change will take effect as of the date you signed the notice, subject to any payment we made or action we took before recording the change. For example, if we make any payment before we record the change, we will not have to make the payment again. A change in an irrevocable beneficiary is not permitted unless that irrevocable beneficiary consents to such change.

1330-4

SECTION TWO - OWNER AND BENEFICIARY (Continued)

2.6	Simultaneous Death Of Insured And Beneficiary

Unless stated otherwise in the policy or in your signed notice that is in effect at the Insured’s death, if any beneficiary dies at the same time as the Insured or within 15 days after the death of the Insured but before we receive due proof of the Insured’s death, we will pay the proceeds as though that beneficiary died first.

SECTION THREE - POLICY CHANGES

Prior to making any policy changes, you should consult your Tax Advisor regarding any possible tax consequences that could result from making such changes.

3.1	Policy Changes

You can apply in writing to increase or decrease the Face Amount of this policy (without changing the Life Insurance Benefit Option), or to change the Life Insurance Benefit Option, as described below. Changes can be made only while the Insured is living, and only if this policy would continue to qualify as Life Insurance as defined under Section 7702 of the Internal Revenue Code, as amended.

3.2	Face Amount Increases

You can increase the Face Amount of this policy if the Insured is age 80 or younger. This increased amount of insurance is a Face Amount Increase and is subject to the requirements shown on the Additional Policy Information Policy Data Page 2d. To effect a Face Amount Increase, you must send us your written application, also signed by the Insured, together with any proof of insurability that we require. A Face Amount Increase will take effect on the Monthly Deduction Day on or next following the date we approve the application for the increase. Any Face Amount Increase that occurs automatically and without your request is not subject to evidence of insurability.

The Cost of Insurance and Monthly Per Thousand of Face Amount Charge for a Face Amount Increase will be based on the Insured’s attained age, gender, and class of risk at the time the Face Amount Increase takes effect. A new set of Surrender Charges will apply to the Face Amount Increase. They will be shown on new Policy Data pages we will send you when the Face Amount Increase takes effect. New Contestable and Suicide Exclusion periods will apply for the Face Amount Increase, beginning on the effective date of the Face Amount Increase.

3.3	Face Amount Decreases

You can decrease the Face Amount of this policy, provided the new Face Amount meets the minimum Face Amount requirement shown on the Additional Policy Information Policy Data Page 2d. This decreased amount of insurance is a Face Amount Decrease. Any Face Amount Decrease will take effect on the Monthly Deduction Day on or next following the date we receive your signed request at our Service Office.

The Face Amount Decrease will first be applied to reduce the most recent Face Amount Increase. It will then be applied to reduce other Face Amount Increases in the reverse order in which they took place, and then to decrease the Initial Face Amount at issue.

For any Face Amount Decreases made during the Surrender Charge period, we will assess a Surrender Charge against the Cash Value. See Section 9.4 for further details. In assessing this Surrender Charge, we first take into account the Surrender Charge associated with any Face Amount Increase(s) in the reverse order made, and then with the Initial Face Amount at issue.

3.4	Life Insurance Benefit Option Changes

You can change this policy’s Life Insurance Benefit Option, subject to the limits shown on the Additional Policy Information Policy Data Page 2d. Changes in the Life Insurance Benefit Option that would cause the policy’s Face Amount to fall below the minimum Face Amount requirement shown in the Additional Policy Information Policy Data Page 2d will not be permitted.

1330-5

SECTION THREE - POLICY CHANGES (Continued)

Life Insurance Benefit Option changes will take effect on the Monthly Deduction Day on or next following the date we receive your signed request at our Service Office. Changes to the policy’s Life Insurance Benefit Option would have the following impact:

a.	If you change from Option 1 to Option 2, the policy’s Face Amount will be decreased by the Cash Value and any applicable Surrender Charge will be assessed.

b.	If you change from Option 2 to Option 1, the policy’s Face Amount will be increased by the Cash Value.

c.	If you change from Option 3 to Option 1, the policy’s Face Amount will be increased by the Adjusted Total Premium.

d.	If you change from Option 3 to Option 2, the policy’s Face Amount will be increased by the Adjusted Total Premium and decreased by the Cash Value and any applicable Surrender Charge will be assessed.

For the assessment of any surrender charges, refer to Section 9.4.

Changes to Option 3 will not be allowed at any time.

SECTION FOUR – PREMIUMS

4.1	Premium Payments

You can make planned and/or unplanned premium payments at any interval or by any method we make available at any time before the Policy Anniversary on which the Insured is age 100, and while the Insured is living. Premium payments can be made after the Age 100 Policy Anniversary in order to keep the policy from lapsing. Premiums are payable at our Service Office. The Cash Value and Life Insurance Benefit under this policy are based on the amount and interval of the premiums that have been received by us. The investment experience of the Separate Account is also reflected.

If you stop paying premium payments, the policy will continue in effect as long as the Cash Surrender Value is sufficient to pay Monthly Deduction Charges or the 10-Year No Lapse Guarantee is in effect.

4.2	Planned Premium

Planned Premium refers to the amount and frequency of premium payments you selected for your premium payment schedule. The amount and interval of any Planned Premiums, as stated in the application, are shown on the Premium Information Policy Data Page 2a. The first Planned Premium is payable as of the Policy Date. Planned Premiums are also subject to the following conditions:

1.	A Planned Premium does not have to be paid to keep this policy in effect provided the Cash Surrender Value is sufficient to cover the Monthly Deduction Charges.

2.	Payment of the Planned Premium alone may not guarantee that coverage will remain in effect.

3.	The amount and frequency of any Planned Premium can be increased or decreased, subject to the limits we set.

4.	Planned Premiums are subject to the limitations described in Section 4.4.

5.	We may refuse any Planned Premium payment that would result in an increase in the Life Insurance Benefit greater than the increase in the Cash Value.

6.	Planned Premiums cannot be paid on or after the Policy Anniversary on which the Insured is age 100, except as permitted in Section 11.17.

1330-6

SECTION FOUR – PREMIUMS (Continued)

4.3	Unplanned Premiums

Unplanned Premiums are premium payments you can make in addition to a Planned Premium. Unplanned Premiums are subject to the limits shown on the Additional Policy Information Policy Data Page 2d and are also subject to the following conditions:

1.	Unplanned Premiums are subject to the limitations described in Section 4.4.

2.	We may refuse any Unplanned Premium payment that would result in an increase in the Life Insurance Benefit greater than the increase in the Cash Value. If we do accept an Unplanned Premium payment that would result in an increase in the Life Insurance Benefit greater than the increase in the Cash Value, we will require proof of insurability before accepting that payment and applying it to the policy. A written application will be required and a copy of the application will be placed in the policy and made a part of it.

3.	Any payment not specifically designated as an Unplanned Premium payment or a loan repayment will be credited to the policy as an Unplanned Premium.

4.	Unplanned Premiums cannot be paid on or after the Policy Anniversary on which the Insured is age 100, except as permitted in Section 11.17.

4.4	Additional Premium Payment Limitations

In addition to the limits described in the sections above, premium payments are also limited by your choice of the test used to determine whether an insurance policy meets the definition of life insurance under Section 7702 of the Internal Revenue Code, as amended.

1.	The Guideline Premium Test (or GPT) allows you to maintain a higher level of Cash Value in relation to the Life Insurance Benefit. If you chose this test and the premium you pay during any policy year exceeds the maximum permitted under this Internal Revenue Code test, we will return any such excess within 60 days after the end of the policy year, with interest at a rate of not less than the guaranteed rate shown on the Interest And Loans Policy Data Page 2c.

2.	The Cash Value Accumulation Test (or CVAT) allows you to maintain a higher level of Life Insurance Benefit in relation to Cash Value.

The test you chose is shown on Policy Data Page 2.2 and cannot be changed.

4.5	Adjusted Total Premium

The Adjusted Total Premium is equal to the total Planned and Unplanned Premium payments made, minus the total partial surrenders taken under the policy and any associated processing fees. Reductions in the Adjusted Total Premium due to partial surrenders will never cause this amount to be less than zero. The Adjusted Total Premium is used to calculate the Life Insurance Benefit under Life Insurance Benefit Option 3.

4.6	Premium Expense Charges

Premium Expense Charges are deducted from each Planned and Unplanned Premium when that payment is received. These charges will not exceed the percentage(s) shown on the Policy Charges Policy Data Page 2b. The balance of the premium (the net premium) is applied to the General Account prior to the Initial Transfer Date. If you make a full Initial Premium payment with the application, the Initial Premium Transfer Date is 20 days after the Issue Date. Otherwise, the Initial Premium Transfer Date is 20 days from the date we receive the full Initial Premium payment. On the Initial Transfer Date, the amount in the General Account, plus any interest accrued will be transferred to the Separate Account in accordance with your premium allocation election in effect at that time and before any other deductions which may be due are made. Any net premium payment received on or after the Initial Transfer Date will be allocated to the Fixed Account and/or the Separate Account according to the most recent premium allocation instructions we received from you.

4.7	Changing A Premium Allocation Election

You can change your premium allocation election stated in the application. You do this either by submitting a signed written request or by another method acceptable to us. Your allocation percentages must total 100%. Each percentage must be either zero or a whole number, which is at least 1%. Any change will take effect on the Monthly Deduction Day on or next following the date we receive your signed request at our Service Office.

1330-7

SECTION FOUR – PREMIUMS (Continued)

4.8	10-Year No Lapse Guarantee

During the first 10 policy years (referred to as “the Guarantee Period”), if the Cash Surrender Value is insufficient to pay the Monthly Deduction Charges on any Monthly Deduction Day, we guarantee this policy will not lapse as long as the NLG Premium Test is satisfied.

The NLG Premium Test is satisfied on a Monthly Deduction Day if (a) – (b+c) + (d) is at least equal to the NLG Required Premium as of that date, where:

(a)	equals the cumulative sum of all premiums paid to date;

(b)	equals the amount of any partial surrenders and any associated processing fee;

(c)	equals any outstanding policy loan and accrued loan interest; and

(d)	equals the 10-Year No Lapse Guarantee Minimum Monthly Premium shown on the Premium Information Policy Data Page 2a (the “NLG Minimum Monthly Premium”).

The NLG Required Premium on a Monthly Deduction Day is equal to the cumulative sum of all NLG Minimum Monthly Premiums from the Policy Date up to that Monthly Deduction Day. The NLG Minimum Monthly Premium is recalculated based on any change in coverage, such as a Face Amount Increase or Decrease made under this policy and any applicable riders, adding or deleting a rider, and/or a change in class of risk.

If the NLG Premium Test is satisfied on a Monthly Deduction Day during the Guarantee Period, we will deduct the Monthly Deduction Charges from your Available Cash Value (defined as the Cash Value minus any unpaid loans). The amount of the Monthly Deduction Charges that exceeds the Available Cash Value will be deferred to the earlier of the Monthly Deduction Day on which:

(a)	The Available Cash Value is sufficient to pay any outstanding deferred amount;

(b)	The Guarantee Period ends; or

(c)	The NLG Premium Test is not satisfied and the policy enters the Late Period.

When the Guarantee Period ends, if there is insufficient Cash Surrender Value to cover the current and any deferred Monthly Deduction Charges, you will be sent a bill. If the bill is not paid, the policy will lapse. If the Insured dies during the Guarantee Period, the life insurance proceeds payable will be reduced by any deferred Monthly Deduction Charges.

The 10-Year No Lapse Guarantee will end on the tenth Policy Anniversary.

4.9	Late Period

If, on a Monthly Deduction Day the 10-Year No Lapse Guarantee is not in effect and the Cash Surrender Value is less than the Monthly Deduction Charge for the next policy month, the policy will continue for a Late Period of 62 days after that Monthly Deduction Day. This may happen even if all Planned Premiums have been paid.

To inform you of this situation, we will mail a notice to you, at your last known address with a copy to any known assignee, at least 31 days before the end of the Late Period, requesting payment of either of the following amounts: (a) the additional premium amount necessary to keep the policy in force and/or (b) the amount necessary to satisfy the NLG Premium Test described in Section 4.8 and put the 10-Year No Lapse Guarantee back into effect.

If we do not receive payment before the end of the Late Period, the policy will end and there will be no more benefits under the policy or any attached riders. To inform you of this situation, we will mail a notice to you at your last known address at least 31 days before the end of the Late Period. We will also mail a copy of the notice to the last known address of any assignee on our records.

If the Insured dies during the Late Period, we will pay the life insurance proceeds to the beneficiary. These proceeds will be reduced by the amount of any unpaid loan and accrued loan interest. They will also be reduced by the Monthly Deduction Charges for the full policy month or months that run from the beginning of the Late Period through the policy month in which the Insured died, as well as any deferred Monthly Deduction Charges described in Section 4.8.

1330-8

SECTION FOUR - PREMIUMS (Continued)

4.10	Reinstatement

Within 3 years after this policy has ended, you can apply, in writing, to reinstate the policy (and any other benefits provided by riders) if you did not surrender it.

In order to reinstate this policy, a payment that is sufficient to keep this policy in effect for at least 3 months must be made. This premium payment will equal the Monthly Deduction Charges, multiplied by the factor shown on the Additional Policy Information Policy Data Page 2d, to account for premium expense and Surrender Charges. This payment will be in lieu of the payment of all premiums in arrears. However, this policy can only be reinstated if the Insured is living when we receive the required payment.

If the required payment is made within 31 days after the end of the Late Period, no proof of insurability is required. If the required payment is not made within 31 days after the end of the Late Period, you must provide proof of insurability that is acceptable to us when you apply for reinstatement. A written application will be required and a copy of the application will be placed in the policy and made a part of it.

If this policy is reinstated, we will reinstate the Cash Value corresponding to the date of reinstatement, minus: (a) the difference between the Surrender Charge assessed at the time of lapse and the Surrender Charge which applies at the time of reinstatement and (b) any unpaid loan and accrued loan interest if not repaid.

Any Surrender Charges that are applicable at the time of reinstatement will be the same as they would have been had the policy not lapsed. Any unpaid loan can also be repaid, together with loan interest at the current loan interest rate compounded once each year from the end of the Late Period to the date of reinstatement.

The date of reinstatement is the Monthly Deduction Day on or next following the date we approve your signed request for reinstatement.

SECTION FIVE - SEPARATE ACCOUNT

5.1	Separate Account

We have established and maintained the Separate Account under the laws of the State of Delaware. Any realized or unrealized income, net gains and losses from the assets of the Separate Account are credited or charged to it without regard to our other income, gains, or losses. We put assets in the Separate Account for this policy, and we may also do the same for any other variable life insurance policies we may issue.

5.2	Separate Account Assets

The Separate Account invests its assets in shares of one or more mutual fund(s) or mutual fund portfolios. Fund shares are purchased, redeemed and valued on behalf of the Separate Account. The Separate Account is divided into Investment Divisions. We reserve the right to add, combine or eliminate any Investment Division of the Separate Account, subject to any required regulatory approvals.

The assets of the Separate Account are our property. There are Separate Account assets, which equal the reserves and other contract liabilities of the Separate Account. Those assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right to transfer assets of an Investment Division, in excess of the reserves and other contract liabilities with respect to that Investment Division, to another Investment Division or to our General Account.

We will determine the value of the assets of the Separate Account on each day during which the New York Stock Exchange is open for trading. The assets of the Separate Account will be valued, as determined in accordance with a method of valuation that we established in good faith.

We reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this policy belongs, to another separate account. If this type of transfer is made, the term “Separate Account”, as used in this policy, shall then mean the separate account to which the assets were transferred.

1330-9

SECTION FIVE – SEPARATE ACCOUNT (Continued)

5.3	Our Rights To The Separate Account

We also reserve the right, when permitted by law, to do the following:

(a)	De-register the Separate Account under the Investment Company Act of 1940;

(b)	Manage the Separate Account under the direction of a committee or discharge such committee at any time;

(c)	Restrict or eliminate any voting rights of policyowners or other persons who have voting rights as to the Separate Account;

(d)	Combine the Separate Account with one or more other separate accounts; and

(e)	Make additions to, deletions from or substitutions for the mutual fund(s) or mutual fund portfolio shares held in any Investment Division with similar objectives.

When required by law or regulation, an investment objective of the Separate Account can be changed. It will only be changed if approved by the appropriate insurance official of the State of Delaware or deemed approved in accordance with such law or regulation. If so required, the request to obtain such approval will be filed with the insurance official of the state or district in which this policy is delivered.

5.4	Accumulation Units

Your interest of this policy in the Separate Account prior to the date on which the Life Insurance Benefit becomes payable is represented by Accumulation Units. Accumulation Units are the accounting units used to calculate the values under this policy. The number of Accumulation Units purchased in an Investment Division will be determined by dividing the part of any premium payment or the part of any transfer applied to that Investment Division, by the value of an Accumulation Unit for that Division on the transaction date. Payments allocated, transferred or otherwise added to the Investment Divisions will be applied to provide Accumulation Units in those Investment Divisions. Accumulation Units are redeemed when amounts are loaned, transferred, surrendered or otherwise deducted. These transactions are called policy transactions.

5.5	Value Of Accumulation Units

The value of an Accumulation Unit on any business day is determined by multiplying the value of that unit on the immediately preceding business day by the net investment factor for the valuation period. The valuation period is the period from the close of the immediately preceding business day to the close of the current business day. The net investment factor for this policy used to calculate the value of an Accumulation Unit in any Investment Division of the Separate Account for the valuation period is determined by dividing (1) by (2), where:

(1)	is the sum of:

(a)	the net asset value of a fund share held in the Separate Account for that Investment Division determined at the end of the current valuation period, plus

(b)	the per share amount of any dividends or capital gain distributions made by the fund for shares held in the Separate Account for that Investment Division if the ex-dividend date occurs during the valuation period.

(2)	is the net asset value of a fund share held in the Separate Account for that Investment Division determined as of the end of the immediately preceding valuation period.

The net investment factor may be greater or less than one. Therefore, the value of an Accumulation Unit may increase or decrease.

5.6	Transfers

Transfers can be made between Investment Divisions of the Separate Account and between the Investment Divisions and the Fixed Account. We reserve the right to apply a charge, as shown on the Policy Charges Policy Data Page 2b. If this charge is assessed, it will be deducted proportionately from the appropriate Investment Divisions, and/or Fixed Account that funds are transferred to, on the basis of the amount of the total transfer, which is allocated from each Investment Division, and/or the Fixed Account.

1330-10

SECTION FIVE – SEPARATE ACCOUNT (Continued)

Transfers between Investment Divisions (and also to and from the Fixed Account) will generally take effect as of the business day we received, at our Service Office, your signed written request (or by any method acceptable to us), which gives us the facts that we need. However, if we receive your request after the New York Stock Exchange is closed for trading, or on a day on which the New York Stock Exchange is not open for trading, the transfer will take effect on the next business day.

The minimum amount that can be transferred is the lesser of: (a) $500 or (b) the value of all Accumulation Units remaining in the Investment Division, unless we otherwise agree. The Investment Division from which the transfer is being made must maintain a minimum balance of $500 after the transfer is completed. If, after a transfer, the value of the remaining Accumulation Units in an Investment Division would be less than $500, we have the right to include that amount as part of the transfer.

Your right to make transfers under the policy is subject to modification if we determine in our sole discretion that the exercise of that right will disadvantage or potentially hurt the rights or interests of other policyowners. Such restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right, which we consider to be to the actual or potential disadvantage of other policyowners. Any modification could be applied to transfers to or from some or all of the Investment Divisions and could include, but not be limited to, not accepting a transfer request from any person, asset allocation and/or market timing service made on behalf of policyowners and/or limiting the amount that may be transferred into or out of any Investment Division at any one time.

SECTION SIX - FIXED ACCOUNT

6.1	Fixed Account

The Fixed Account is supported by assets of our General Account. Our General Account represents all of our assets, liabilities, capital and surplus, income, gains or losses that are not in any separate account. The amount in the Fixed Account is credited with a fixed interest rate, which we declare periodically. We will set this rate in advance at least annually. This rate can change, but will never be less than the rate shown on the Interest And Loans Policy Data Page 2c. Interest accrues daily and is credited on the Monthly Deduction Day. All payments applied to or amounts transferred to the Fixed Account receive the rate in effect at that time.

6.2	Fixed Account Transfers

You can make transfers from the Fixed Account to the Separate Account. The minimum amount, which can be transferred, is the lesser of: (a) $500 or (b) the amount in the Fixed Account. However, if the values remaining in the Fixed Account after the transfer would be less than $500, we have the right to include that amount as part of the transfer. The sum of all such transfers in a policy year cannot exceed the greater of: (a) $5,000 or (b) 20% of the accumulation value in the Fixed Account at the beginning of that policy year.

You can also make transfers from the Investment Divisions of the Separate Account to the Fixed Account. The minimum amount, which can be transferred from any one Investment Division, is the lesser of: (a) $500 or (b) the value of all Accumulation Units remaining in that Investment Division, unless we otherwise agree. However, if the value remaining in an Investment Division after the transfer would be less than $500, we have the right to include that amount as part of the transfer.

If, during any period the interest rate being credited to the Fixed Account is equal to the guaranteed rate shown on the Interest And Loans Policy Data Page 2c, the sum of all transfers to the Fixed Account in a policy year cannot exceed the greater of: (a) $5,000 or (b) 20% of the total value in the Separate Account at the beginning of that policy year. If, during a given policy year, this limit becomes effective, and you have already transferred more than the greater of: (a) $5,000 or (b) 20% of the Separate Account value to the Fixed Account, no additional transfers to the Fixed Account will be permitted for the remainder of that policy year. However, this maximum limit will not apply if the Insured is age 80 or older on the most recent Policy Anniversary.

1330-11

SECTION SEVEN - CASH VALUE AND INTEREST CREDITING

7.1	Cash Value

The Cash Value of this policy at any time is equal to the total value of your policy’s Accumulation Units in the Separate Account plus the amount in the Fixed Account.

7.2	Interest Credited On The Fixed Account

Interest is credited to the Fixed Account portion of the unloaned Cash Value based on a rate(s) of interest that we declare periodically. Such rate(s) will be declared at least once annually and will never be less than the Guaranteed Minimum Interest Crediting Rate shown on the Interest and Loans Policy Data Page 2c.

•	Any interest credited in excess of this guaranteed interest rate will be nonforfeitable.

•	We begin crediting interest on any premium payment, after deducting the applicable Premium Expense Charge, on the date that the premium payment is received by our Service Office.

7.3	Interest Credited On Loaned Amounts

If you take a policy loan, interest is credited to the Fixed Account portion of the Cash Value that is securing the unpaid loan(s) based on a crediting rate(s) that we declare periodically. Such crediting rate(s) will be declared at least once annually and will never be less than the Guaranteed Minimum Interest Crediting Rate shown on the Interest and Loans Policy Data Page 2c.

See Section 10.4 for additional information regarding the effect of loans on the interest rate(s) credited to the Fixed Account.

7.4	Basis For Computation Of Policy Values

All minimum Cash Surrender Values and maximum Cost of Insurance rates referred to in this policy are based on the mortality table referred to in the Additional Policy Information Policy Data Page 2d. This mortality table applies if the Insured is in a standard or better class of risk. Separate scales of maximum Cost of Insurance rates apply to a substandard class of risk. The Table of Guaranteed Maximum Monthly Cost of Insurance rates applicable to the Insured for the policy’s Initial Face Amount and for each Face Amount Increase based on the same class of risk (exclusive of any flat extra deductions) are shown on Policy Data Page 2A. These flat extra deductions are referred to as flat extras in this policy. However, if the class of risk for a Face Amount Increase is different than the class of risk for the Initial Face Amount, we will furnish you with the applicable Table of Guaranteed Maximum Monthly Cost of Insurance Rates for that increase. Semi-continuous functions are used, with interest as stated on the Interest and Loans Policy Data Page 2c. We have filed a statement with the insurance official in the state or district in which this policy is delivered that describes in detail, how we compute policy benefits and Cash Surrender Values. These policy benefits and Cash Surrender Values are at least those required by the law of the state or district where the policy was delivered.

SECTION EIGHT – MONTHLY DEDUCTION CHARGE

8.1	Monthly Deduction Charge

On each Monthly Deduction Day, the following deductions are made:

1.	The monthly Cost of Insurance for this policy;

2.	A Monthly Mortality and Expense Risk Charge;

3.	A Monthly Contract Charge;

4.	A Monthly Per Thousand of Face Amount Charge(s);

5.	The monthly cost for any riders attached to this policy.

Additional details regarding the specific Monthly Deduction Charges that apply to this policy and any rider(s) attached to this policy are shown on the Policy Charges Policy Data Page 2b or the applicable Rider Data Page, respectively.

1330-12

SECTION EIGHT - MONTHLY DEDUCTION CHARGE (Continued)

In some cases, a flat extra may be deducted due to an Insured’s circumstances, including but not limited to their medical condition, occupation, motor vehicle or aviation record. The amount and duration of these flat extras, if any, are shown in a footnote on the Premium Information Policy Data Page 2a.

The Monthly Deduction Day for this policy is shown on the Policy Charges Policy Data Page 2b. The first Monthly Deduction Day is the first monthly anniversary of the Policy Date on or following the Issue Date of the policy or the date we receive the Initial Premium payment in cases where the Initial Premium payment has not yet been received. If the Issue Date and the Policy Date of the policy are different, deductions made on the Monthly Deduction Day will include the monthly deductions that would have been made on each Monthly Deduction Day for the period from the Policy Date to the Issue Date, as if the policy were issued on the Policy Date. The Issue Date and the Policy Date are shown on Policy Data Page 2.

All monthly deductions are made in accordance with your expense allocation, if any. If no expense allocation is in effect, monthly deductions will be made on a pro-rata basis from each of the Investment Divisions and the unloaned portion of the Fixed Account.

8.2	Cost Of Insurance Calculation

The Cost of Insurance for the Initial Face Amount is equal to the monthly Cost of Insurance rate per $1,000 of Net Amount at Risk, multiplied by the Net Amount at Risk. The Net Amount at Risk equals (1) minus (2), where:

(1)	is the number of thousands of Life Insurance Benefit divided by the Life Insurance Benefit Discount Factor shown on the Additional Policy Information Policy Data Page 2d (discounting at 4% for one month); and

(2)	is the number of thousands of Cash Value as of the Monthly Deduction Day (before any Monthly Deduction Charges are subtracted).

The number of thousands of Cash Value as of the Monthly Deduction Day is applied to the Initial Face Amount first, then each subsequent Face Amount Increase in the order that they were made. When the amount of Item (2) above exceeds (1) for each portion of coverage, the difference is applied to the next portion of coverage.

The calculation for Cost of Insurance charges is performed for each Face Amount Increase in the order in which the increases were made, by using the formula stated above. Any increase in the death benefit necessary for this policy to continue to qualify as life insurance under Section 7702 of the Internal Revenue Code, as amended, will be included with the most recent Face Amount Increase and will be subject to the Cost of Insurance charges applicable to that increase.

The Cost of Insurance charges for the Initial Face Amount and any Face Amount Increase cannot be less than zero.

8.3	Cost Of Insurance Rate

The rates used to calculate the Cost of Insurance for the policy’s Initial Face Amount and for each Face Amount Increase are based on the Insured’s age, gender, and class of risk at the time the Initial Face Amount or Face Amount Increase took effect. They will be based on future expectations for investment income, mortality, persistency, taxes and expenses. The rates will be in accordance with the procedures and standards on file with the insurance department in the state or district in which this policy is delivered.

The monthly rates that apply to the Cost of Insurance for the Initial Face Amount at all ages will not be greater than the maximum rates shown in the Table of Guaranteed Maximum Monthly Cost of Insurance Rates shown on Policy Data Page 2A. The actual rate will be set by us, in advance, at least once a year. Any change in the Cost of Insurance rate will be on a uniform basis for Insureds of the same classification, such as attained age, gender and class of risk. Any change in these rates will be based on future, anticipated or emerging experience, including, but not limited to, investment income, mortality, persistency, taxes and expenses.

1330-13

SECTION EIGHT – MONTHLY DEDUCTION CHARGE (Continued)

For each Face Amount Increase that is based on the same class of risk as the Initial Face Amount, the monthly rates that apply to the Cost of Insurance for the Face Amount Increase will not be greater than the table of maximum rates attached to this policy. However, if the class of risk for a Face Amount Increase is different than the class of risk for the Initial Face Amount, we will furnish you with the applicable Table of Guaranteed Maximum Monthly Cost of Insurance Rates for that increase.

8.4	Monthly Per Thousand Of Face Amount Charge

The Monthly Per Thousand of Face Amount Charge for the Initial Face Amount is based on the Insured’s age, gender, class of risk and duration at the time of issue. The Monthly Per Thousand of Face Amount Charge for each Face Amount Increase is based on the Insured’s age, gender, class of risk and current duration of the Face Amount Increase at the time that increase took effect.

8.5	Monthly Per Thousand Of Face Amount Charge Calculation

The Monthly Per Thousand of Face Amount Charge is calculated each month on each Monthly Deduction Day. We do this even if a premium payment is not made in that month.

The Monthly Per Thousand of Face Amount Charge is calculated for the Initial Face Amount of insurance by multiplying the Per $1000 Charge for the appropriate year by the number of thousands of the Initial Face Amount. The applicable Per $1000 Charge for any policy year will not be greater than the maximum rate shown on the Policy Charges Policy Data Page 2b.

The Monthly Per Thousand of Face Amount Charge is calculated separately for each Face Amount Increase by multiplying the Per $1000 Charge for the appropriate year by the number of thousands for each respective Face Amount Increase. The applicable Per $1000 Charge for any policy year will not be greater than the maximum rate shown on the Policy Charges Policy Data Page 2b that is provided for that increase.

8.6	Monthly Rider Cost

The monthly cost of any rider(s) attached to this policy is described on the rider data page(s) for such rider(s).

SECTION NINE – SURRENDERS

9.1	Cash Surrender Value

The Cash Surrender Value is equal to the Cash Value minus any Surrender Charges that may apply, minus any unpaid loan and accrued loan interest.

9.2	Full Surrender

When this policy has Cash Value, and while the Insured is living, you can surrender it for the Cash Surrender Value. You can request a Full Surrender by sending your signed written request to our Service Office. The Cash Value and Cash Surrender Value will be calculated as of the date on which we receive your signed request. All insurance will end on the date we receive your surrender request.

9.3	Partial Surrender

You can request a partial surrender by sending your signed request to our Service Office. This request must be received while the Insured is living.

Proceeds from a partial surrender will be determined as of the date we receive your signed request. The partial surrender proceeds will be the amount of the partial surrender requested, unless the Cash Surrender Value is not sufficient. However, Surrender Charges and an associated processing fee may be charged. The processing fee amount is shown on the Additional Policy Information Policy Data Page 2d and will be deducted from the Fixed Account and/or Investment Divisions based on the surrender allocation, or, if none, proportionally.

1330-14

SECTION NINE - SURRENDERS (Continued)

The surrender will be made proportionally from the Fixed Account and/or Investment Divisions of the Separate Account, unless you elect otherwise. If the portion of your request for a partial surrender from the Fixed Account or Investment Division of the Separate Account is greater than the amount in the Fixed Account and/or Investment Division of the Separate Account, we will pay you the entire value of the Fixed Account and/or that Investment Division of the Separate Account, minus any Surrender Charge which may apply.

A partial surrender cannot cause the policy’s Face Amount to fall below the minimum amount shown on the Additional Policy Information Policy Data Page 2d. If this were to occur, we reserve the right to require a full surrender.

The Cash Value and Cash Surrender Value will be reduced by the partial surrender and any applicable Surrender Charges and associated processing fee applied. In addition, the following also applies:

Life Insurance Benefit Option 1

The policy’s Face Amount will be reduced by the difference between:

(a)	the amount of the surrender; and

(b)	the greater of:

(i)	the Cash Value of the policy immediately prior to the surrender, minus this policy’s Face Amount divided by the applicable percentage for the test you chose, as shown on Policy Data Page 2.2, for the Insured’s age at the time of surrender, or

(ii)	zero.

If the above results in zero or a negative amount, there will be no adjustment in the Face Amount.

Life Insurance Benefit Option 2

A partial surrender will not affect the Face Amount.

Life Insurance Benefit Option 3

Where the Adjusted Total Premium (see Section 4.5) amount is less than the amount of the surrender, the Face Amount will be reduced by the difference between:

(a)	the amount of the surrender minus the Adjusted Total Premium amount immediately prior to the surrender; and

(b)	the greater of:

(i)	the Cash Value of the policy immediately prior to the surrender, minus the Adjusted Total Premium, minus the Face Amount divided by the applicable percentage for the test you chose, as shown on Policy Data Page 2.2, for the Insured’s age at the time of surrender, or

(ii)	zero.

If the above results in zero or a negative amount, there will be no adjustment in the Face Amount.

Any decrease in Face Amount caused by payment of a partial surrender will first be applied against the most recent Face Amount Increase. It will then be applied to other Face Amount Increases in the reverse order in which they took place, and then to the policy’s Initial Face Amount.

9.4	Surrender Charges

For the number of years shown on the Policy Charges Policy Data Page 2b, a Surrender Charge will be assessed for each Face Amount Decrease, including a full surrender, a partial surrender, a change in the Life Insurance Benefit Option, or a requested Face Amount Decrease.

The Surrender Charge assessed will equal the difference between (a) and (b), where:

(a)	is the amount of the Surrender Charge applicable immediately before the decrease, as calculated using the formula described on Policy Data Page 2b; and

(b)	is the amount of the Surrender Charge applicable for the reduced Face Amount immediately after the decrease, as calculated using the formula described on Policy Data Page 2b.

This Surrender Charge will not exceed the amount shown on the Policy Charges Policy Data Page 2b.

1330-15

SECTION NINE - SURRENDERS (Continued)

For Face Amount Decreases where the policy is not fully surrendered, the Surrender Charge will be no greater than the difference between the Surrender Charge shown on the Policy Charges Policy Data Page 2b and the Surrender Charge applicable to the new decreased policy Face Amount. A separate Surrender Charge is calculated for the Initial Face Amount and each Face Amount Increase.

SECTION TEN – LOANS

You may wish to consult your Tax Advisor prior to taking a loan under this policy.

10.1	Loan Value

You can borrow any amount up to the loan value of this policy using this policy as sole security. The loan value on any given date is equal to [(100%-a) x b]-c, where:

(a)	equals the current loan interest rate;

(b)	equals the policy’s Cash Surrender Value; and

(c)	equals the sum of three Monthly Deduction Charges.

We will require that you sign a loan request. Loans can affect the 10-Year No Lapse Guarantee. Please refer to Section 4.8 of this policy for further details.

10.2	Loan Interest

Loan interest accrues each day. It is due on the Policy Anniversary and on the date of any of the following events: the death of the Insured, a full surrender, a full loan repayment, the end of the policy and any other date we specify. Loan interest not paid when due will become part of the loan and will also bear interest.

10.3	Loan Interest Rate

We will determine the effective Loan Interest Rate at least once every 12 months, but not more than once in any 3-month period. The Maximum Loan Interest Rate for this policy is shown on the Interest and Loans Data Page 2c.

If the effective Loan Interest Rate is lower than the Maximum Loan Interest Rate, any subsequent increase in the effective Loan Interest Rate will be subject to the following conditions:

•	We will give notice of the Loan Interest Rate in effect when a loan is made and when sending notice of Loan Interest due.

•

If the unpaid loan and accrued loan interest is greater than zero 40 days or more before the effective date of an increase in the Loan Interest Rate, we will notify you of that increase at least 30 days prior to the effective date of the increase.

•	We will give notice of any increase in the Loan Interest Rate when a loan is made during the 40 days before the effective date of the increase.

This policy will not lapse in a given policy year solely as a result of a change in the loan interest rate during that policy year.

1330-16

SECTION TEN - LOANS (Continued)

10.4	Loan Processing

When a new loan is taken (including the case where unpaid loan interest is charged as a new loan), a transfer is made from the Separate Account to the Fixed Account. This transfer is made so that, after the transfer, the amount in the Fixed Account that is securing the unpaid loan(s) will equal 100% of the sum of the new loan and any previous unpaid loans. This transfer will be made on a pro-rata basis from the various Investment Divisions.

While a policy loan is outstanding, no partial surrenders or transfers that would reduce the Cash Value of the Fixed Account below 100% of the unpaid loan are permitted. In addition, if any portion of a Monthly Deduction Charge would cause the amount in the Fixed Account to fall below the amount of the unpaid loan, we reserve the right to deduct that portion of the Monthly Deduction Charge on a pro-rata basis from the Investment Divisions instead.

The amount in the Fixed Account that is equal to the amount of the unpaid loan will be credited at a rate that is described on the Interest and Loans Policy Data Page 2c.

10.5	Loan Repayments

All or part of an unpaid loan and accrued loan interest can be repaid before the Insured’s death or before we pay the full Cash Surrender Value benefit. We will deduct any unpaid loan and accrued loan interest when life insurance or full Cash Surrender Value proceeds are paid.

Any loan repayments should be mailed to our Service Office. A payment not designated as a loan repayment will be treated as an Unplanned Premium payment and will not be credited to the policy as a loan repayment. When a loan repayment is received, we will first use that money to cancel any portion of the unpaid loan, which was originally taken from the Fixed Account. Any remaining portion of the loan repayment will be allocated to the Separate Account in the same proportion as the amount of money you have in each Investment Division on the date of the loan repayment, unless you indicate otherwise and we agree.

If a loan is outstanding when full Cash Surrender Value proceeds are paid, the Cash Surrender Value reflects a deduction of any unpaid loan and accrued loan interest. It may happen in a given policy year that, based on the loan interest rate in effect when that year began (ignoring any subsequent increase in the rate during that year), any unpaid loan plus accrued loan interest exceeds the Cash Value of this policy minus Surrender Charges. In that event, we will mail a notice to you at your last known address, and a copy to the last known assignee on our records. If the excess of the unpaid loan plus accrued loan interest over the Cash Value minus Surrender Charges is not paid within that 31 days, all insurance will end 31 days after the date on which we mail that notice to you.

However, if a higher interest rate or rates take effect during the policy year, this policy will not end any sooner than it would have if the rate had not changed.

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SECTION ELEVEN - GENERAL PROVISIONS

11.1	Entire Contract

The entire contract consists of this policy, any attached riders or endorsements, and the attached copy of the application. Also, any application used to modify this policy, (including but not limited to: a request for a Face Amount Increase, a Face Amount Decrease, to add a rider, to make an Unplanned Premium, or to reinstate this policy) will be attached to and made a part of this policy. Only our Chairman, President, Secretary, or a designated Vice President is authorized to change the contract, and then, only in writing. No change will be made to this contract without your consent, unless a change is made to ensure this policy qualifies as life insurance as described in Section 11.12. No agent is authorized to change this contract.

11.2	Information Provided In The Application

In issuing this policy, we have relied on the statements made in the application. All such statements, in the absence of fraud, are deemed to be representations and not warranties. We assume these statements are true and complete to the best of the knowledge and belief of those who made them. No statement made in connection with the application will be used by us to void this policy unless that statement is a material misrepresentation and is part of the application.

11.3	Contestable Period

We will not contest this policy, based on the Initial Face Amount, after this policy has been in effect during the lifetime of the Insured for 2 years from the Issue Date.

Changes may be made to this policy, including but not limited to: a Face Amount Increase, an increase in the Life Insurance Benefit resulting from an Unplanned Premium payment, or a rate reclassification. In these cases, the 2-year contestable period for each change will begin on the effective date of such increase, payment, or reclassification. We will not contest the increase in insurance coverage resulting from such change, based on statements made in the accompanying application, after that increase has been in effect during the lifetime of the Insured for 2 years from its effective date. However, no new contestable period will apply if a Face Amount Increase was due solely to a change in the Life Insurance Benefit Option. We will require proof of insurability in cases of reclassification.

In addition, if this policy ends, and is reinstated, we will not contest this policy based on statements made in the application for reinstatement after it has been in effect during the lifetime of the Insured for 2 years from the date of reinstatement.

11.4	Suicide Exclusion

Suicide of the Insured, while sane or insane, within 2 years of the Issue Date, is not covered by this policy. In that event, this policy will end and the only amount payable will be the premiums paid to us, minus any unpaid loan and accrued loan interest and any partial surrender benefits paid.

If the policy’s Face Amount is increased or the Life Insurance Benefit is increased due to an Unplanned Premium payment, a new 2-year suicide exclusion period will apply to that increase beginning on the effective date of such increase or payment. In that event, the only amount payable with respect to that Face Amount Increase or payment will be the total Cost of Insurance we deducted for that Face Amount Increase or payment. No new suicide exclusion period will apply if the Face Amount Increase was due solely to a change in the Life Insurance Benefit Option.

If this policy ends and is reinstated, suicide of the Insured, while sane or insane, within 2 years of the date of reinstatement is not covered by this policy.

11.5	Policy Date

The Policy Date is the date from which premiums and charges are calculated and become due. You can refer to this date on the Policy Information Policy Data Page 2. Policy years, months, and anniversaries are measured from the Policy Date, unless otherwise stated.

1330-18

SECTION ELEVEN – GENERAL PROVISIONS (Continued)

Except for the first Monthly Deduction Day, which is described in Section 8.1, the Monthly Deduction Day for this policy will be the same calendar day each month, as determined by the Policy Date.

Unless another date is chosen, as described below, the Policy Date is determined as follows.

(a)	If you paid the first premium with your application and obtained a Temporary Coverage Agreement, the Policy Date will be the date of the Temporary Coverage Agreement.

(b)	If you did not pay the first premium with your application, and therefore no Temporary Coverage Agreement was obtained, the Policy Date will be the date the policy is issued by the Company for delivery, known as the Issue Date.

If the policy was issued prior to the date you paid your first premium, the Policy Date will be earlier than the Effective Date. The Policy Date can be chosen to correspond to the definition of the Effective Date, as described on the cover page of this policy. You can request another date if it is preferable to pay premiums on that date or have policy values accrue as of that date, by providing us with your signed request.

11.6	Calculation Of Age

Unless stated otherwise, the Insured’s age is his or her age on the birthday nearest the Policy Date, and is shown on Policy Information Policy Data Page 2. The Insured’s attained age is the age on Policy Information Policy Data Page 2 plus the number of policy years completed since the Policy Date.

11.7	Misstatement Of Age Or Gender

If the age or gender of an insured person is misstated in the application, we will adjust any Cash Value proceeds, Cash Surrender Value proceeds and life insurance proceeds, up or down, to reflect the correct age or gender. The amount of the Life Insurance Benefit will be the amount that would be purchased by the most recent mortality charge at the correct age and gender.

11.8 Assignment

While the Insured is living, you can assign this policy, or any interest in it. If you do this, your interest and anyone else’s is subject to that of the assignee. As owner, you still have the rights of ownership that have not been assigned.

You must provide us with a copy of the assignment. We are not responsible for the validity of any assignment. Unless otherwise specified by the owner, assignments shall take effect on the date the notice of assignment is signed by the owner. However, any assignment will be subject to any payment we make or other action we take before we record the assignment.

An assignee cannot change the owner or beneficiary of this policy. Any amount payable to the assignee will be paid in one sum.

11.9	Protection Against Creditors

Payments we make under this policy are, to the extent the law permits, exempt from the claims, attachments, or levies of any creditors.

11.10	Deferral Of Payments To You

Generally, we will grant any loan, surrender or life insurance proceeds or life insurance proceeds within 7 days after we receive all of the requirements that we need. However, we may defer making any of these payments for any period during which the New York Stock Exchange is closed for trading (other than the usual weekend or holiday closings), or if the Securities and Exchange Commission restricts trading or has determined that a state of emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In addition, we can defer paying you any partial or full Cash Surrender Value benefits, or defer any loan proceeds, except to pay a premium due us, based on funds allocated to the Fixed Account, for up to 6 months from the date we receive your request. If we defer payment for 30 days or more and if required by law, we will pay interest at a rate at least equal to the minimum required by law.

1330-19

SECTION ELEVEN - GENERAL PROVISIONS (Continued)

11.11	Payments To Company

Any payment made to us by check must be payable to New York Life Insurance and Annuity Corporation. When asked, we will provide a countersigned receipt, signed by an authorized company officer, for any premium paid to us.

11.12	Conformity To Law

This policy is subject to all laws that apply. We reserve the right to amend and correct any errors in this policy and any misstatements or errors in the calculation of policy values that we may send you while this policy is in effect. We also reserve the right to amend this policy and correct policy values to ensure this policy at all times qualifies as life insurance for federal income tax purposes.

11.13	Dividends

This is a non-participating policy on which no dividends are payable.

11.14	Annual Policy Report

Each policy year after the first, while this policy is in effect and the Insured is living, we will send a written report to you. It will show the Cash Value, the Cash Surrender Value, and the amount of any unpaid loan and accrued loan interest, as of the date of that report. This report will also give you any other facts required by state statute.

11.15	Illustrative Report To Owner

On request, we will furnish you with an up-to-date illustration of policy values. We will not charge a fee for the first report provided during the year. However, a reasonable fee may be charged for any additional reports provided on request. This fee will never exceed the maximum fee amount referred to on the Additional Policy Information Policy Data Page 2d.

11.16	Policy Exchange

Within 24 months of the Issue Date of this policy, you can exchange it for a new policy on the life of the Insured without evidence of insurability and without a Surrender Charge deduction. In order to exchange this policy, we will require:

(a)	That this policy be in effect on the date of exchange;

(b)	Repayment of any unpaid loan and accrued loan interest;

(c)	An adjustment, if any, for premiums and Cash Values of this and the new policy.

The date of exchange will be the later of: (a) the date you send us this policy along with a signed written request for an exchange; or (b) the date we receive at our Service Office the necessary payment for the exchange.

The new policy will be on a permanent plan of life insurance, which we were offering for this purpose on the Issue Date of this policy. The new policy will have a face amount equal to the Initial Face Amount of this policy. It will be based on the same Policy Date, issue age, gender and class of risk as this policy. The new policy will have the same provisions and be subject to the same limitations as are in the series of policies being issued by us on that date, but will not offer variable investment options such as the Investment Divisions. All riders attached to this policy will end on the date of exchange, unless we agree otherwise.

1330-20

SECTION ELEVEN - GENERAL PROVISIONS (Continued)

11.17	Age 100 Policy Anniversary

Beginning on the Policy Anniversary on which the Insured is age 100:

(a)	No further Planned or Unplanned Premiums will be allowed, except as needed to keep the policy from lapsing.

(b)	Other than the Mortality and Expense Risk Charge, no further monthly deductions will be made from the Cash Value.

(c)	Partial surrenders and loan repayments will continue to be allowed.

(d)	New policy loans can be requested and loan interest will continue to accrue on any new and existing loans at the current Loan Interest Rate.

(e)	Any insurance on an Other Covered Insured, provided by a rider attached to the policy, that is still in effect, will end. However, if an Other Covered Insured is younger than age 70 when the rider ends, the owner can convert the term insurance at that time as described in the rider.

(f)	Any other riders attached to the policy will also end.

See Section One for details about the Life Insurance Benefit at the Age 100 Policy Anniversary.

This policy may not qualify as life insurance after the Insured’s attained age 100 under federal tax law and the policy may be subject to adverse tax consequences. You should consult your Tax Advisor before choosing to continue the policy after age 100.

11.18	Duty To Cooperate

You, the applicant, the Insured and any beneficiary under this policy all have a duty to cooperate with us in the underwriting of this policy and in the investigation of any claim for benefits under the policy, including any attached riders. The duty to cooperate includes, but is not limited to, providing signed authorizations, in the form we request and without time limitation, and releasing information concerning all representations made in connection with the application, including those relating to medical condition and history and financial and employment information.

1330-21

New York Life Insurance and Annuity Corporation

(A Stock Company Incorporated in Delaware)

51 Madison Avenue, New York, N.Y. 10010

Toll-free number: 1-800-598-2019          www.newyorklife.com

FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY

•	Variable Adjustable Life Insurance Benefits

Proceeds Payable at Insured’s Death

•	Flexible Premium Payments

No Premiums Payable on or after the Insured’s Age 100

•	AMOUNT OF VARIABLE LIFE INSURANCE OR CASH VALUE PROCEEDS MAY INCREASE OR DECREASE, REFLECTING INVESTMENT EXPERIENCE OF SEPARATE ACCOUNT

•	Policy is Non-Participating (Not Eligible for Dividends)

313-30